Exhibit 99.1

Contact: Daniel Molinaro

281-823-4941

NOW Inc. Announces Fourth Quarter and Full Year 2015 Results

HOUSTON, TX, February 23, 2016 — NOW Inc. (NYSE: DNOW) reported for its fourth quarter ended December 31, 2015 a net loss of $249 million, or $2.33 per fully diluted share, compared to net income of $16 million, or $0.14 per fully diluted share in the same period of 2014. Excluding other costs, net loss was $27 million or $0.25 per fully diluted share. Other costs in the fourth quarter of 2015 included a pre-tax non-cash impairment charge of $138 million associated with the fair value of goodwill, $3 million in acquisition-related and severance charges and an after-tax charge of $129 million related to a deferred tax asset valuation allowance.

Also included in the fourth quarter ended December 31, 2015 results, but not characterized as other costs, was a pre-tax charge of $5 million approximating $0.02 per fully diluted share, for high steel content inventory cost adjustments, related to falling steel prices.

The Company’s revenues for the fourth quarter of 2015 were $644 million, a decrease of 14 percent from the third quarter of 2015.

Robert Workman, President and CEO of NOW Inc., remarked “During the fourth quarter we continued to see unprecedented declines in drilling activity in North America and abroad. As long as rig count declines and drilled but uncompleted wells accumulate, our performance will be negatively impacted.

“In the meantime, we generated $80 million in cash flow from operating activities in the fourth quarter of 2015 and $324 million during the full year of 2015. We reduced receivables by $366 million and inventory by $256 million during 2015, despite additions from acquisitions. We continue to see benefits from our product line investments and we are pursuing other opportunities in the same vein. Despite a depressed environment, our mission is simple: focus on the long term, generate cash, align our cost structure with sales and gain market share.”

United States

Fourth quarter revenues for the United States were $433 million, down 13 percent from the third quarter of 2015. Sequential revenues were buoyed by $17 million in added sales from the Odessa Pumps, Challenger and Updike acquisitions, but five percent fewer billings days, budgetary voids and the seasonal lull diminished these gains. Revenues decreased 36 percent from the fourth quarter of 2014, or 45 percent when ignoring the favorable impact of acquisitions, outperforming the U.S. rig count decline, where rig counts buckled 60 percent in the same period.

Canada

Canada revenues for the fourth quarter of 2015 were $79 million, down 16 percent compared to the third quarter of 2015 and down 56 percent from the fourth quarter of 2014. The early shut down of projects, a bearish sentiment and rig activity deteriorating by 57 percent from the fourth quarter of 2014 drove spending declines. Canada outperformed the rig count decline and overcame a 14 percent foreign exchange disadvantage from the fourth quarter of 2014 to the fourth quarter of 2015.

International

International operations generated fourth quarter revenues of $132 million, which were down 19 percent from the third quarter of 2015 and down 10 percent from the fourth quarter of 2014. Additional revenues provided by acquisitions were overwhelmed by decreased international rig activity, where we have a heavier customer concentration of offshore drilling contractors.

The Company has scheduled a conference call for February 23, 2016, at 8:00 a.m. Central Time to discuss fourth quarter and full year 2015 results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. Prior to the beginning of the call a supplemental presentation titled “NOW Inc., 4Q 2015 Review & Key Takeaways” will be available on the Company’s Investor Relations section of the website. A replay of the call will be available on the site for thirty days following the conference call. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call” or the “DistributionNOW Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of more than 300 locations and approximately 5,000 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 90	$ 195
Receivables, net	485	851
Inventories, net	693	949
Deferred income taxes	—	22
Prepaid and other current assets	24	30

Total current assets	1,292	2,047
Property, plant and equipment, net	165	124
Deferred income taxes	4	2
Goodwill	205	346
Intangibles, net	161	73
Other assets	5	4

Total assets	1,832	2,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 211	$ 490
Accrued liabilities	94	125
Other current liabilities	2	5

Total current liabilities	307	620
Long-term debt	$ 108	$ —
Deferred income taxes	11	10
Other long-term liabilities	3	—

Total liabilities	429	630
Commitments and contingencies
Stockholders’ equity:
Preferred stock - par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.01; 330 million shares authorized; 107,129,138 and 107,067,457 shares issued and outstanding, 2015 and 2014, respectively	1	1
Additional paid-in capital	1,980	1,952
Retained earnings (deficit)	(444)	58
Accumulated other comprehensive loss	(134)	(45)

Total stockholders’ equity	1,403	1,966

Total liabilities and stockholders’ equity	$1,832	$2,596

NOW INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended (Unaudited)			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
				(Unaudited)
Revenue	$644	$1,006	$753	$3,010	$4,105
Operating expenses:
Cost of products	538	801	636	2,508	3,286
Warehousing, selling and administrative	152	179	153	619	638
Impairment of goodwill	138	—	255	393	—

Operating profit (loss)	(184)	26	(291)	(510)	181
Other income (expense)	(2)	(2)	—	(8)	(3)

Income (loss) before income taxes	(186)	24	(291)	(518)	178
Income tax provision (benefit)	63	8	(67)	(16)	62

Net income (loss)	$(249)	$16	$(224)	$(502)	$116

Earnings (loss) per share:
Basic earnings (loss) per common share	$(2.33)	$0.15	$(2.09)	$(4.68)	$1.07

Diluted earnings (loss) per common share	$(2.33)	$0.14	$(2.09)	$(4.68)	$1.06

Weighted-average common shares outstanding, basic	107	107	107	107	107

Weighted-average common shares outstanding, diluted	107	108	107	107	108

NOW INC.

SUPPLEMENTAL INFORMATION

BUSINESS SEGMENTS

(In millions)

	Three Months Ended (Unaudited)			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
				(Unaudited)
Revenue:
United States	$433	$679	$497	$2,027	$2,793
Canada	79	180	94	378	669
International	132	147	162	605	643

Total revenue	$644	$1,006	$753	$3,010	$4,105

NOW INC.

SUPPLEMENTAL INFORMATION (CONTINUED)

NET INCOME (LOSS) TO EBITDA EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Net income (loss) (1)	$(249)	$16	$(224)	$(502)	$116
Interest, net	1	—	1	2	(1)
Income tax provision (benefit)	63	8	(67)	(16)	62
Depreciation and amortization	12	7	10	38	21
Other costs (2)	141	1	260	413	1

EBITDA excluding other costs	$(32)	$32	$(20)	$(65)	$199

EBITDA% excluding other costs (3)	(5.0%)	3.2%	(2.7%)	(2.2%)	4.8%

DILUTED EARNINGS PER SHARE (“EPS”) TO DILUTED EPS EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
GAAP diluted earnings (loss) per share (4)	$(2.33)	$0.14	$(2.09)	$(4.68)	$1.06
Other costs (2)	2.08	0.01	1.92	4.07	0.01

Diluted earnings (loss) per share excluding other costs	$(0.25)	$0.15	$(0.17)	$(0.61)	$1.07

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to EBITDA excluding other costs. EBITDA excluding other costs measures the Company’s operating performance without regard to certain expenses. EBITDA excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of EBITDA excluding other costs may vary from others in the industry. EBITDA excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
(2)	Other costs in the year ended December, 31 2015 included a pre-tax impairment charge of $393 million associated with the fair value of goodwill and $20 million in transaction costs associated with acquisitions including the cost of inventory that was stepped up to fair value during purchase accounting related to acquisitions and severance expenses which are included in operating profit (loss). The year ended December 31, 2014 included $1 million in acquisition-related and severance charges. Other costs, net of tax, also includes a $129 million deferred tax asset valuation allowance for the year ended December 31, 2015. Other costs, net of tax, in the year ended December 31, 2015 and 2014 totaled approximately $436 million and $1 million, respectively.
(3)	EBITDA% excluding other costs is defined as EBITDA excluding other costs divided by Revenue.
(4)	We believe that diluted earnings (loss) per share is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to diluted earnings (loss) per share excluding other costs. Diluted earnings (loss) per share excluding other costs measures the Company’s operating performance without regard to certain expenses. Diluted earnings (loss) per share excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of diluted earnings (loss) per share excluding other costs may vary from others in the industry. Diluted earnings (loss) per share excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.